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                                                                      EXHIBIT 99


This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some factors that could cause actual results to differ materially include: business conditions and growth in the contract manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers; limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as the registration statement referenced herein and the Company's Form 10-K, filed with the Securities and Exchange Commission on November 12, 1999.


FOR IMMEDIATE RELEASE:


                     Jabil Set to Break Ground in Chihuahua


August 14, 2000, St. Petersburg, FL -- Jabil Circuit Inc., (NYSE: JBL) a world leader in the electronic manufacturing services (EMS) industry, has broken ground on 550,000 square feet of manufacturing space in Chihuahua, Mexico.

Two plants, each planned at 275,000 square feet, will extend Jabil's reach into the Latin American market while providing a pivotal location to service North American customers. One plant will be dedicated to serving the automotive industry while the other will focus on serving the consumer sector.

Jabil's initial investment is valued at more than $15 million. The facilities are projected to be completed during the first quarter of 2001.

Leonel Quintanilla, Jabil's Chihuahua operations manager, said the strategic location and rich labor market, as well as the support of the Chihuahua and Mexican governments, helped attract Jabil to the area.

"The city of Chihuahua has a strong manufacturing tradition and it is home to some of the best manufacturing plants in the world. In Chihuahua Jabil Circuit will have a world-class operation with employees focused on total customer satisfaction," Quintanilla said.

Jabil expects to hire up to 6,000 employees at the Chihuahua facilities during the next several years.

Bill Muir, Jabil's senior director of operations, said the plants will have a positive impact on the Chihuahua community, in part by providing job opportunities for residents. "Workers will have the opportunity for hands-on training, both in Mexico and the United States," said Muir.

All Jabil employees receive competitive salaries and health benefits and can participate in company profit sharing and a 401K savings plan. Employees are also able to take advantage of language classes, training seminars and various educational opportunities.

Jabil's current Mexico operations include a 43,000-square-foot leased facility located in Chihuahua, a 63,000-square-foot facility in Tijuana and a 383,000-square-foot manufacturing plant in Guadalajara. The Guadalajara plant employs about 3,500 people and will continue to operate normally, as will the Tijuana facility. The leased Chihuahua facility will accommodate more than 300 workers by the end of 2000.




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Jabil Circuit, Inc. is an electronic manufacturing services provider for international electronics companies in the communications, personal computer, peripherals, consumer and automotive markets. Jabil offers circuit design, board design from schematic, mechanical and production design, prototype assembly, volume board assembly, system assembly, direct fulfillment, repair and warranty services from locations in North American, Latin America, Europe and Asia.

Further information about Jabil can be found on the World Wide Web at http://www.jabil.com.

                                      # #

Media Contact:
Lisa D. Allison
Marketing Communications Manager
Jabil Circuit, Inc.
(727) 803-3314
lisa_allison@jabil.com


















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